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                                                                     EXHIBIT 5.1

                           OPINION OF LATHAM & WATKINS

                        [LETTERHEAD OF LATHAM & WATKINS]


                               November 13, 2002


Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, California  91311

      Re: Registration Statement on Form S-8 for Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan, Stock Option Agreement with Mr. Chambers and Stock Option Agreement with Ms. Clark; 950,000 shares of Common Stock, par value $.001 per share

Ladies and Gentlemen:

               In connection with the registration by Capstone Turbine Corporation, a Delaware corporation (the "Company") of 950,000 shares of common stock, par value $.001 per share (the "Shares") of the Company, under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on November 13, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

               In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company pursuant to the Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan, the Stock Option Agreement with Mr. Chambers, and the Stock Option Agreement with Ms. Clark (collectively, the "Plans") in connection with the authorization, issuance and sale of the Shares, which are to be offered and sold by the Company pursuant to the Plans, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed in the Plans. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

               We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case




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of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

               Subject to the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the applicable Plan, will be validly issued, fully paid and nonassessable.

               We consent to your filing this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/  Latham & Watkins